FOR IMMEDIATE RELEASE             Contact Information
Josh Klaetsch
Phone: 701-837-7104
Email: IR@centerspacehomes.com

CENTERSPACE ANNOUNCES FIFTH ANNUAL ENVIRONMENTAL,
SOCIAL, AND GOVERNANCE REPORT

MINNEAPOLIS, MN, August 20, 2024 – Centerspace (NYSE: CSR) published its 2024 Environmental, Social, and Governance (ESG) Report, highlighting the company's commitment to sustainable business practices in the multifamily industry. This is the Company's fifth annual report following its 2019 formation of an Environmental, Social, and Governance Committee established to lead identification, implementation, and tracking the progress of various sustainability initiatives.

For 2023, Centerspace has prepared their annual ESG report in alignment with GRI’s 2024 Universal Standards and Topic Standards. Other key accomplishments include the achievement of 81% energy usage data coverage (surpassing the 2027 goal of 75% coverage), the completion of the Company’s second GRESB (formerly known as the Global Real Estate Sustainability Benchmark) submission, and the launch of the company’s Manager in Training program.

"Our 2023 achievements showcase our commitment to our mantra of “Better Every Days” and demonstrate our understanding of the real estate industry’s ability to impact all components of the environment around us," said Anne Olson, Centerspace President and CEO.

Centerspace is committed to exploring and implementing common-sense business practices that further its ability to operate in a responsible manner. This includes being good stewards of resources, pursuing opportunities to minimize consumption, managing and reducing waste, and conserving energy and water.

The full report can be accessed on the Centerspace website at:
https://ir.centerspacehomes.com/corporate-overview/corporate-governance/default.aspx

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 70 apartment communities consisting of 12,883 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a top workplace for the fifth consecutive year in 2024 by the Minneapolis Star Tribune. For more information, please visit https://www.centerspacehomes.com.

If you would like more information about this topic, please contact Josh Klaetsch, Director of Investor Relations, at 701-837-7104, or IR@centerspacehomes.com.